Exhibit 5.17

April 10, 2017

PERSONAL & CONFIDENTIAL

Seabridge Gold Inc.
Seabridge Gold Inc.
British Columbia Securities Commission
Ontario Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Nova Scotia Securities Commission
The Office of the Yukon Superintendent of Securities
Toronto Stock Exchange
United States Securities and Exchange Commission

Dear Ladies and Gentlemen:

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

In connection with the Company’s short form prospectus dated March 29, 2017 and all documents incorporated by reference therein including, but not limited to, the Company’s annual information form dated March 29, 2017 for the year ended December 31, 2016 (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10 dated March 29, 2017 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), we, as Canadian tax counsel to the Company, consent to the use of our firm name on the cover page of the Prospectus and under the headings “Documents Filed As Part of the Registration Statement,” “Canadian Federal Income Tax Considerations,” “Certain Income Tax Considerations for Canadian Holders,” and “Legal Matters,” and consent to the use of and reference to our firm name and the reference to our opinion under the heading “Eligibility for Investment.”

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our opinions referred to above or that are within our knowledge as a result of the services we performed in connection with such opinions.

In giving the consents above, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules thereunder

Yours truly,

“THORSTEINSSONS LLP”